UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

QUANTUM MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52956	20-8195578
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3055 Hunter Road San Marcos, TX	78666
(address of principal executive offices)	(zip code)

214-701-8779
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Quantum Material Corp.’s (the “Company”) three executive officers, namely, Stephen B. Squires - Chief Executive Officer, Craig Lindberg – Chief Financial Officers and David Doderer – Vice President Research and Development, have in the past each entered into employment agreements with the Company. Each of the executive officers on December __, 2015, entered into an Amended and Restated Employment Agreement with the Company. In the case of Mr. Lindberg, his agreement fully vested 10,000,000 of his 14,300,000 options which were granted on April 2, 2015 and terminated the balance of 4,300,000 options. Pursuant to the Amended and Restated Employment Agreements of such officers, Mr. Squires is continuing to receive a base salary of $225,000 per annum and after the Company records its first $10 million in revenue (the “Revenue Trigger”), his base salary will increase to no less than $247,500 per annum. Mr. Lindberg is currently receiving a base salary of $120,000 and upon the Company achieving the Revenue Trigger, his base salary will increase to no less than$260,000 per annum. Mr. Doderer is currently receiving a base salary of $150,000 per annum and upon the Company achieving the Revenue Trigger, his base salary will increase to no less than $165,000 per annum.

While there is no definitive term in the amended and restated employment agreements, either party may terminate the respective agreement of any of its three executive officers by giving 30 days written advance notice to the other party. The Company has agreed to provide each officer with certain employee benefits and indemnification. In the event an executive officer is terminated without cause or good reason, such officer is entitled to receive within seven days following the termination date a lump sum payment equal to two times the sum of such officer’s base salary and targeted bonus for the year in which the termination date occurs. Each officer is also eligible for annual bonuses based on personal performance and Company performance metrics to be determined by the Company and executive on an annual basis (the “Targeted Bonus”). To the extent the Company pays dividends or makes distribution of profit to its shareholders at a time when Mr. Lindberg’s options remain unexercised, the Company has agreed to pay a special bonus to Mr. Lindberg equal to the amount of dividend that he would have received had he exercised the unexercised portion of his 10,000,000 options. In the event of a change in control of the Company or the death or disability of an executive officer, the Company’s executive officers would receive certain defined benefits as provided for in each amended and restated employment agreement. In the case of a change of control in which the executive officer is terminated within 12 months of such an event, the executive shall be entitled to receive accrued amounts owed plus a lump sum equal to 2.99 times the sum of the executive’s base salary and target bonus in the year in which the termination date occurs, which shall be paid within seven days of the effective date of such officer’s release. In case of death or disability, the benefits payable to each respective officer shall be the same as if the executive officer was terminated without cause or good reason.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Amended and Restated Employment Agreement – Craig Lindberg. (Filed herewith.)
10.2	Amended and Restated Employment Agreement – Stephen Squires. (Filed herewith.)
10.3	Amended and Restated Employment Agreement – David Doderer. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM MATERIALS CORP.

Dated: December 15, 2015	/s/ Stephen Squires
STEPHEN SQUIRES